Exhibit 8

July 13, 2007

Board of Directors MAF Bancorp, Inc. 55th & Holmes Avenue Clarendon Hills, Illinois 60514	Board of Directors National City Corporation 1900 East Ninth Street Cleveland, Ohio 44114

Ladies and Gentlemen:

You have requested our opinion with regard to certain material federal income tax consequences of the proposed merger (the “Merger”) of MAF Bancorp, Inc., a Delaware corporation (“MAF”), with and into National City Corporation, a Delaware corporation (“National City”), with National City as the survivor, as provided in the Agreement and Plan of Merger by and between National City and MAF dated as of April 30, 2007 (“Merger Agreement”). The Merger is further described in National City’s Form S-4 Registration Statement (the “Registration Statement”) filed with the Securities and Exchange Commission, which description is hereby incorporated in this opinion letter as part of the relevant facts. Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Merger Agreement.

The Merger contemplates the acquisition, by statutory merger, of all of the assets and liabilities of MAF by National City and the conversion of the common stock, par value $0.01 per share, of MAF (“MAF Common Stock”) into the right to receive shares of common stock, par value $4.00 per share, of National City (“National City Common Stock”). Each share of MAF Common Stock will be converted into the right to receive a number of shares of National City Common Stock based on an exchange ratio to be determined by dividing $56.00 by the average of the per share closing prices of National City Common Stock on the New York Stock Exchange for the twenty trading-day period prior to Federal Reserve Board approval of the Merger, subject to adjustment in certain circumstances. In lieu of National City issuing fractional shares of National City Common Stock in the Merger, MAF shareholders will receive cash for any fractional share of National City Common Stock owed to them. The amount of cash MAF shareholders will receive for any fractional shares will be calculated by multiplying the fractional share interest by the average of the per share closing prices of National City Common Stock on the New York Stock Exchange for the twenty trading day period prior to Federal Reserve Board approval of the Merger.

In connection with the preparation of this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in (i) the Registration Statement; (ii) the Merger Agreement; (iii) the representation letters dated                     , 2007 from each

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of National City and MAF provided to us in connection with this opinion (the “Representation Letters”); and (iv) such other instruments and documents related to National City and MAF as we have deemed necessary or appropriate.

We have also participated in the preparation of the discussion set forth under the caption “Material Federal Income Tax Consequences of the Merger” in the Registration Statement. In preparing such discussion and in rendering this opinion, we have assumed (without any independent investigation thereof) that: (a) documents (including signatures) submitted to us as originals are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; (b) any representation or statement in any of the documents referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant; (c) the Merger will be consummated pursuant to the Merger Agreement and will be effective under the law of the State of Delaware and applicable federal and state banking laws; and (d) the MAF Common Stock is held by the shareholders of MAF as a capital asset. This opinion is also based upon the limitations described under the caption “Material Federal Income Tax Consequences of the Merger” in the Registration Statement.

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, including the accuracy of the representations contained in the Representation Letters, it is our opinion that the statements made under the caption “Material Federal Income Tax Consequences of the Merger” in the Registration Statement, insofar as they constitute statements of law or legal conclusions are correct in all material respects.

In addition, and in accordance with Section 8.1(f) of the Merger Agreement, it is our opinion that:

1.	The Merger of National City and MAF will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and National City and MAF will each be “a party to a reorganization” within the meaning of Code Section 368(b);

2.	No gain or loss will be recognized by National City or MAF upon the exchange in the Merger of National City Common Stock (or any cash in lieu of any fractional shares of National City Common Stock) for MAF Common Stock as provided in the Merger Agreement (Code Sections 1032(a), 361 and 357(a));

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3.	No gain or loss will be recognized by the shareholders of MAF who exchange their shares of MAF Common Stock solely for shares of National City Common Stock pursuant to the Merger, except that gain or loss will be recognized with respect to any cash received in lieu of a fractional share of National City Common Stock (Code Section 354(a)(1));

4.	The aggregate tax basis of the shares of National City Common Stock received by each MAF shareholder in the Merger (including any fractional shares of National City Common Stock deemed received and redeemed) will be the same as the aggregate tax basis of the shares of MAF Common Stock surrendered by such MAF shareholder in exchange therefor (Code Section 358(a)(1)); and

5.	The holding period of the shares of National City Common Stock received by each MAF shareholder in the Merger will include the period during which the shares of MAF Common Stock surrendered in exchange therefor were held by such shareholder, provided such shares of MAF Common Stock were held by such shareholder as a capital asset at the Effective Time (Code Section 1223(1)).

Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

July 13, 2007

This opinion is limited to U.S. federal income tax issues specifically considered herein and is addressed to and only for the benefit of National City and MAF. We do consent, however, to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.

VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.